Exhibit 99.1

Executive Announcement

To:	All Baker Hughes employees
From:	Martin Craighead, Chairman and CEO
Date:	Oct. 28, 2016

Tonight you may have read media coverage speculating about conversations between Baker Hughes and GE.

Our policy is to not comment on such speculation. However, in light of the potential distractions this might create, I want to clarify that while we have been in discussions with GE, nothing is concluded and there is no guarantee anything will be concluded.

I need all of our employees to remain focused on achieving profitable growth and executing for our customers by running flawless, safe, and compliant operations.

Getting distracted by external influences is counterproductive and makes it more difficult to achieve our business objectives. The company has a track record of keeping employees informed about important developments in our business and potential changes to our operations, and we will continue to do so.

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